AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of the 18th day of November, 2013 (the “Execution Date”) by and among Emeritus Corporation, a Washington corporation (“Emeritus”) and Daniel R. Baty (“Baty”).

RECITALS

A.Emeritus and Baty are parties to an Agreement dated as of October 1, 2004, (as amended, “CFSA”) which, as of the date hereof, relates to nine (9) assisted living facilities, including the two (2) facilities listed below (the “Facilities”):

Emeritus at The Seasons, Reno, Nevada
Emeritus at Brookside Estates, Middleburg Heights, Ohio

B.The Facilities are owned by Health Care REIT, Inc. and/or affiliates thereof (“HCN”) and leased by HCN to, and operated by, Emeritus.

C.The CFSA grants to Emeritus the Buy Out Option (as defined in the CFSA) during the Buy Out Period (as defined in the CFSA) with respect to all of Baty’s rights under the CFSA for the Buy Out Price (as defined in the CFSA). Emeritus was entitled to exercise the Buy Out Option as of October 1, 2009. Emeritus and Baty have agreed that, notwithstanding anything to the contrary set forth in the CFSA, that, as of the Effective Date, Emeritus shall be entitled to exercise the Buy Out Option as to less than all of the facilities subject to the terms thereof.

D.Emeritus and Baty are interested in documenting the terms and conditions to which they have agreed.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1.	The Buy Out.

(a)In consideration for the payment of Two Million Nine Hundred Fifty Eight Thousand Nine Hundred Ninety Five and no/100 Dollars ($2,958,995) from and after September 1, 2013 (the “Effective Date”) Baty shall have no further rights and Emeritus shall have no further obligations under the CFSA with respect to the Facilities.

(b)Emeritus acknowledges and agrees that Baty has guaranteed the obligations of Emeritus under that First Amended and Restated Master Lease dated as of April 1, 2011 (as amended, the “HC REIT Lease”) pursuant to that First Amended and Restated Unconditional and Continuing Lease Guaranty dated as of January 1, 2011 (the “Baty Lease Guaranty”) and that the Baty Lease Guaranty will remain in effect from and after the Effective Date. Accordingly, in the event a demand is made on Baty at any time after the Effective Date with respect to the Baty Lease Guaranty, (i) to the extent that such demand is as a result of a default under the HC REIT Lease which is not cured within any cure period set forth therein or waived by HC REIT and is related solely to either or both of the Facilities, Emeritus shall, upon demand, fully indemnify, defend and hold Baty harmless with respect to any amounts paid by Baty under the Baty Guaranty to HC REIT and (ii) to the extent that such demand is as a result of a default under the HC REIT Lease which is not cured within any cure period set forth therein or waived by HC REIT but such default does not relate solely to either or both of the Facilities, then Emeritus shall, upon demand, indemnify, defend and hold harmless Baty with respect to any amounts paid by Baty under the Baty Guaranty to HC REIT multiplied by a fraction the numerator of which is the Base Rent (as that term is defined in the HC REIT Lease) then due under the HC REIT Lease with respect to the Facilities and the denominator of which is the total Base Rent then due under the HC REIT Lease (the “Indemnity Percentage”). For purposes of calculating the Indemnity Percentage hereunder and under that Amended and Restated Agreement dated as of February 11, 2011 among the parties hereto with respect to three of the other facilities subject to the HC REIT Lease (Emeritus Estates, Emeritus at Myrtlewood Estates and Gardens at White Chapel) (the “Baty 1 Buy Out Agreement”) and under that Agreement dated November 1, 2011 among the parties herewith with respect to one other facility subject to the HC REIT Lease (Wilburn Gardens) (the “Baty 2 Buy Out Agreement”), the parties agree that the Base Rent has been allocated between the facilities covered by the HC REIT Lease in the manner set forth in Exhibit C hereto and that, as of the Effective Date, the Indemnity Percentage is 72.3%, it being understood and agreed that (i) Section 1(b) of the Baty 1 Buy Out Agreement is hereby deemed amended by replacing the reference therein to an Indemnity Percentage of 34.2% with the Indemnity Percentage set forth herein of 72.3% and that Exhibit C thereto is replaced in its entirety with Exhibit A hereto and (ii) Section 1(b) of the Baty 2 Buy Out Agreement is hereby deemed amended by replacing the reference therein to an Indemnity Percentage of 52.7% with the Indemnity Percentage set forth herein of 72.3% and that Exhibit B thereto is replaced in its entirety with Exhibit A hereto.

2.Representations and Warranties. Each of the parties hereto does hereby represent and warrant the other parties hereto as follows:

(a)    Such party shall full power and authority to enter into this Agreement and to consummate the transactions contemplated by the terms hereof.

(b)    The execution of this Agreement by such party and the consummation of the transactions contemplated by the terms hereof by such party does not, in the case of Emeritus conflict with the Articles of Incorporation or Bylaws of such entity or in the case of each such party conflict with any agreement, document or instrument, judgment, order or decree to which such party is a party or by which it may be bound or affected.

(c)    This Agreement is the valid, binding and enforceable obligation of such party, subject to such limitations on the enforceability hereof as may be imposed by creditors rights law and general principles of equity.

(d)    Neither the execution of this Agreement by such party or the consummation of the transactions contemplated by the terms hereof, requires such party to secure any consent or approval, including, but not limited to, in the case of Emeritus, the approval of its Board of Directors that has not been obtained as of the Execution Date.

3.Closing Costs. Each of the parties hereto shall be responsible for its own attorneys fees and costs incurred in connection with the drafting and negotiation of this Agreement. Emeritus, on the one hand, and Baty, on the other hand, shall share on a 50-50 basis any costs or expenses otherwise associated with the execution of this Agreement and the consummation of the transactions contemplated by the terms hereof, including, but not limited to, any consent fees or legal fees which may now or hereafter be due and owing to HC REIT in connection with the consummation of the transactions contemplated by the terms thereof.

4.Entirety. This Agreement represents the entire and final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions or writings with respect thereto. For the avoidance of doubt, the parties acknowledge and agree that (a) nothing herein shall be construed as limiting any rights or obligations which Baty or Emeritus may have under the CFSA with respect to any real property tax overpayments or underpayments related to the Facilities for any period prior to the Effective Date and (b) the CFSA shall remain in full force and effect as to the remaining seven (7) facilities described therein and shall only terminate on the Effective Date as to the Facilities. In furtherance and not in limitation of the foregoing, in the event of a real and/or personal property tax refund related to any period prior to the Effective Date, Emeritus shall remit to Baty his prorate share thereof calculated in accordance with the terms of the CFSA and in the event of a real and/or personal property tax assessment arising from the underpayment of real and/or personal property taxes related to any period prior to the Effective Date, Baty shall remit to Emeritus his prorate share thereof calculated in accordance with the terms of the CFSA.

5.Amendments. This Agreement may not be amended except by written instrument signed by the parties hereto.

6.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

7.Attorneys Fees. In the event of a dispute with respect to the interpretation or enforcement of the terms of this Agreement, the prevailing party shall be entitled to collect from the other its reasonable costs and attorneys fees including its costs and fees on appeal.

8.Construction. Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms of this Agreement not provision shall be construed to favor or disfavor either party hereto.

9.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

EMERITUS CORPORATION

By:    /s/ Eric Mendelsohn
Its:    ERIC MENDELSOHN
SVP Corporate Development

/s/ Daniel R. Baty
DANIEL R. BATY